Exhibit 99.1


FOR IMMEDIATE RELEASE
CONTACT:

Don Wright - President/CEO
Nick Gerde - Vice President/CFO
Phone: 509-667-9600 Fax: 509-667-9696

Liviakis Financial Communications, Inc.
John Liviakis or Robert Prag
Phone: 916-448-6084 Fax: 916-448-6089

PACIFIC AEROSPACE & ELECTRONICS POSTS ACQUIRES UK
AEROSPACE MANUFACTURER

WENATCHEE, WA August 3, 1998 Pacific Aerospace & Electronics, Inc. (NASDAQ: PCTH and PCTHW), announced today that it has completed its acquisition of UK aerospace manufacturer Aeromet International plc for UK 42 million pounds sterling, or approximately $69 million in cash. The acquisition closed on July 30, 1998.

     Aeromet operates from five sites in England and is one of the UK's leading suppliers of magnesium and aluminum precision sand and investment castings, and titanium and aluminum formed sheet products, for the aerospace, defense, and motorsport industries in Europe. Aeromet had revenues of $49 million in its fiscal year ended December 31, 1997, while Pacific Aerospace & Electronics had $54 million in revenues in its fiscal year ended May 31, 1998. After giving pro forma effect to the Aeromet acquisition as if it had occurred on June 1, 1997, the Company's pro forma revenues for fiscal 1998 would have been $115.5 million. The combined company has backlog of approximately $110 million, of which $80 million is expected to be shipped to customers in fiscal 1999.

     "The Aeromet acquisition will significantly expand our customer base to nearly 600 accounts world wide, with the largest customer, Boeing, comprising about 13% of our consolidated revenue base," said Don Wright, President and CEO of Pacific Aerospace & Electronics, Inc. "Aeromet also adds to our already blue chip customer base new customers such as British Aerospace, Rolls Royce, and Lucas Aerospace."

     "We believe that, as a result of this acquisition, the Company is positioned to be a supplier, either directly or indirectly, to nearly every major aerospace and defense electronics manufacturer in the world," said Wright. "Aeromet's casting and forming technologies and products are complementary extensions of our existing product lines. Its licensed Sophia casting process fits well with the existing 32 patents and proprietary processes already owned by Pacific Aerospace & Electronics. We believe that we will increase our ability to produce higher value systems incorporating products of both companies. We also believe that we are ideally positioned
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to build on the combined strengths and manufacturing capabilities of Pacific
Aerospace & Electronics and Aeromet to enhance our competitive position, particularly in the consolidating aerospace and defense electronics markets."

     Wright added: "We are pleased that a strong and experienced Aeromet management team will continue to build Aeromet's businesses. We look forward to working with Duncan Crighton, who will continue in his role as president of our Aeromet group. Mr. Crighton has over 30 years experience in the aerospace industry in the United States and Europe, and we are honored to have him join the Company's senior management team."

     Pacific Aerospace & Electronics financed the Aeromet acquisition through the issuance to qualified institutional buyers of $75 million of 11.25% Senior Subordinated Notes, which will become due in 2005. Interest is payable on the notes semiannually. The financing transaction was managed by the investment banking firms of Friedman, Billings, Ramsey & Co., Inc. and BancBoston Securities, Inc.

     Pacific Aerospace & Electronics is a highly diversified manufacturing company that develops, manufactures and markets high-performance electronics and metal components and assemblies for the aerospace, defense, electronics and transportation industries. Prior to the Aeromet acquisition, the Company's primary businesses were organized in two operational and marketing units. The Electronics Group develops, manufactures and sells a broad range of precision components, filtering devices, electronic assemblies, and explosively bonded materials designed to operate with a high degree of reliability in harsh environments such as the ocean, space and the human body. The Aerospace Group provides machined and cast aluminum and metal parts and component assemblies for commercial and military aircraft, heavy trucking and automotive uses. Aeromet will become a third operational group and will continue to provide magnesium and aluminum precision cast parts and formed titanium and aluminum sheet products to the aerospace, defense and motorsport industries.

     The Company's common stock trades on the Nasdaq National Market System under the symbol PCTH, and its warrants trade under the symbol PCTHW.

     Forward-looking statements in this release concerning trends or anticipated operating results are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties related to the Company's operations. These risks and uncertainties include, but are not limited to, competitive factors (including the possibility of increased competition or technological development, competitors, and price pressures); legal factors (such as limited protection of the Company's proprietary technology and changes in government regulation); and the Company's dependence on key personnel and significant customers.